FIRST AMENDMENT TO

FUND SERVICES AGREEMENT

THIS FIRST AMENDMENT TO FUND SERVICES AGREEMENT (this “Amendment”) is effective as of April 1, 2021, and is made by and between Gemini Fund Services, LLC, a Nebraska limited liability company (“GFS”), and Leader Funds Trust, a Delaware statutory trust (the “Trust”).

WHEREAS, GFS and the Trust entered into that certain Fund Services Agreement dated April 1, 2019 (the “Agreement”); and

WHEREAS, the Parties desire to amend the Agreement as described herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein set forth, the parties hereto agree as follows:

1.	Amendments.

(a)           Section 11(a) to the Agreement hereby is deleted in its entirety and replaced with the following, as the same may be amended from time to time:

(a)       Term. This Agreement shall remain in effect for a period of two (2) years from April 1, 2021 and shall continue in effect for successive twelve-month periods provided that such continuance is specifically approved at least annually by a majority of the Board.

(b)          Appendix IV-1 to the Agreement hereby is deleted in its entirety and replaced with Appendix IV-1 attached hereto, as the same may be amended from time to time.

2.	Miscellaneous.

(a)           Except as hereby amended, the Agreement shall remain in full force and effect.

(b)          This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each party hereto has caused this Amendment to be executed by its duly authorized officer as of the date and year first above written.

LEADER FUNDS TRUST		GEMINI FUND SERVICES, LLC

By:	/s/	By:	/s/
	John E. Lekas Trustee, President and Treasurer		Kevin Wolf Executive Vice President

APPENDIX IV-I
LIST OF FUNDS
SERVICES & FEES

This Appendix IV-I is part of the Fund Services Agreement (the “Agreement”), dated April 1, 2019, between Leader Funds Trust (the “Trust”) and Gemini Fund Services, LLC (“GFS”). Set forth below are the Services elected by the Fund(s) identified on this Appendix IV-I along with the associated Fees. Capitalized terms used herein that are not otherwise defined shall have the same meanings ascribed to them in the Agreement.

COVERED FUNDS

The Fund(s) to be covered under this Agreement include:

Fund(s)
Leader Short Term High Yield Bond Fund Leader Total Return Fund

Funds with the same investment adviser are collectively referred to as a “Fund Family.”

SELECTED SERVICES and FEES

REDACTED – schedule has been excluded because it is both (1) not material and (2) would likely cause competitive harm to the registrant if publicly disclosed.

Signature Page Follows

Appendix IV | Page 1

APPENDIX IV-I
LIST OF FUNDS
SERVICES & FEES

IN WITNESS WHEREOF, the parties hereto have executed this Appendix IV-I to the Fund Services Agreement effective as of April 1, 2021.

LEADER FUNDS TRUST		GEMINI FUND SERVICES, LLC

By:	/s/	By:	/s/
	John E. Lekas Trustee, President and Treasurer		Kevin Wolf Executive Vice President

The undersigned investment adviser (the “Adviser”) hereby acknowledges and agrees to the terms of the Agreement and further acknowledges and agrees that:

(1) GFS expends substantial time and money, on an ongoing basis, to recruit and train its employees; (2) GFS’s business is highly competitive and is marketed throughout the United States, and (3) if the Adviser were to hire any GFS employees who are involved in the procurement of the Services under this Agreement then GFS may suffer lost sales and other opportunities and would incur substantial expense in hiring and training replacement(s) for those employees. Accordingly, the Adviser agrees that it, including its respective affiliates and subsidiaries, shall not solicit, attempt to induce or otherwise hire an employee of GFS for so long as this Agreement is in effect and for a period of two (2) years after termination of this Agreement, unless expressly agreed upon in writing by both parties. In the event that this provision is breached by the Adviser, the Adviser agrees to pay damages to GFS in the amount of two times the current annual salary of such employee or former employee. For purposes of this provision, “hire” means to employ as an employee or to engage as an independent contractor, whether on a full-time, part-time or temporary basis.

Leader Capital Corp.

315 W. Mill Plain Blvd., Suite 204

Vancouver, WA 98660

By:	/s/
Name:	John E. Lekas
Title:	President

Appendix IV | Page 2

APPENDIX IV-I
LIST OF FUNDS
SERVICES & FEES

Shareholder Desktop Web Package

Proprietary Secure Web-Based Direct Interface With Transfer Agent Data

Supports Five Levels of Access

Fund Administrator
Broker/Dealer
Broker/Dealer Branch
Registered Representative
Shareholder

Customizable Look And Feel (Logo And Color Scheme)

Account Inquiry

Portfolio Summary
Account Position
Transaction History
General Account Information

Online Transactions (Must have this reflected in the prospectus to offer this functionality)

Exchanges
Purchases
Redemptions
Prospectus and SAI Access

Account Maintenance

Change of Shareholder Information
○	Address
○	Phone Number
○	Email Address

Online Statement Access

Quarterly Statements and Confirms
Electronic Delivery (Should have this reflected in the prospectus and application to offer this functionality)
○	Statements
○	Confirms
○	Regulatory Mailings

Shareholder Desktop Online New Accounts

Allows clients the ability to set up a new account online if they provide valid ACH information and agree to all disclaimers and agreements on site.
E-Signature capability

Appendix IV | Page 3

APPENDIX IV-I
LIST OF FUNDS
SERVICES & FEES

Fund Data Web Package

Performance Web Page

●	Comprehensive performance report hosted by GFS
○	Fund performance updated nightly
○	Up to 20 indexes available
○	Data provided in simple format to be encapsulated into Fund’s own website to provide a custom look and feel
○	Growth of $10,000 graph available

Holdings web page

●	Fund holding updated periodically to meet fund disclosure rules hosted by GFS
○	Fund holding updated periodically to meet fund disclosure rules
○	Top ten report available
○	Data provided in simple format to be encapsulated into Fund’s own website to provide a custom look and feel

Historical NAV web page

●	Provides historical NAV information for a specified period of time and for a specified fund
○	Data provided in simple format to be encapsulated into Fund’s own website to provide a custom look and feel

Fulfillment web page

●	Provides an online request form for shareholders who wish to request a hard copy of the fulfillment material mailed to them
○	Request is automatically routed online to the Shareholder Services Team at GFS for processing
○	Reporting of Fulfillment requests made online or via phone available via GFS Reporting Services Tool.

GFS reporting utilizes the next generation secure web-based report delivery vehicle which allows for direct request or subscription based delivery reports available in multiple formats (PDF, Excel, XML, CSV)

Appendix IV | Page 4